Exhibit 99.1
Not For Immediate Release
athenahealth, Inc. Appoints David E Robinson to Board of Directors
WATERTOWN, MA — December 16, 2010 — athenahealth, Inc. (NASDAQ: ATHN), a leading provider of web-based practice management, electronic health record (EHR), and patient communication services to medical groups, today announced that David E. Robinson has accepted the Company’s offer to join its board of directors. The addition of Mr. Robinson increases the number of directors on athenahealth’s board to nine.
Mr. Robinson most recently served athenahealth in the roles of Executive Advisor, from July 2010 through December 2010, and Chief Operating Officer, from February 2009 to July 2010. Before joining the company, he was Executive Vice President of SunGard Data Systems, a leading global supplier of software and processing solutions for the financial services, higher education, and public sectors. In this capacity, he was responsible for a Division comprised of over 30 companies serving the financial industry. During his tenure at SunGard Data Systems, Mr. Robinson also held the position of President of SunGard Investment Systems and served as a Group Chief Executive Officer.
Mr. Robinson commented, “Since joining athenahealth, I knew I was becoming part of a company that was applying true innovation within the healthcare information technology space, and its disruptive spirit is exactly what healthcare needs to help technology successfully infuse with and improve the delivery of care. I look forward to helping the company in my new role achieve its goals of advancing the adoption of healthcare IT.”
“David has become a tremendous asset since joining athenahealth with his over 30 years of experience in leading highly regarded organizations, and we are excited for him to now bring these skills to our board of directors. His innate understanding of what it takes to succeed and his unwavering passion for technology will no doubt play a key role in helping athenahealth maintain our positive trajectory,” said Jonathan Bush, Chairman and CEO of athenahealth.
About athenahealth
athenahealth, Inc. is a leading provider of Internet-based business services for physician practices. athenahealth’s service offerings are based on proprietary web-native practice management and electronic health record (EHR) software, a continuously updated payer knowledge-base, integrated back-office service operations, and automated and live patient communication services. For more information, please visit www.athenahealth.com or call (888) 652-8200.

Contacts:
John Hallock (Media)
Director, Corporate Communications
athenahealth, Inc.
(617) 402-1428
media@athenahealth.com
Jennifer Heizer (Investors)
Director, Investor Relations
athenahealth, Inc.
(617) 402-1322
investorrelations@athenahealth.com
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